                                                                      Exhibit 12



               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1996 through 2000
                     and Twelve Months Ended April 30, 2001
                       (in thousands except ratio amounts)
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
                                      April 30,
                                        2001            2000          1999           1998           1997           1996
                                      --------       --------       --------       --------       --------       --------

Earnings:
    Net income from
       continuing operations          $ 72,672       $ 64,031       $ 58,207       $ 60,313       $ 54,074       $ 48,562
    Income taxes                        47,093         41,356         37,645         38,807         34,650         30,928
    Fixed charges                       47,466         44,368         37,978         38,415         39,263         37,009
                                      --------       --------       --------       --------       --------       --------
       Total Adjusted Earnings        $167,231       $149,755       $133,830       $137,535       $127,987       $116,499
                                      ========       ========       ========       ========       ========       ========
Fixed Charges:
    Interest                          $ 45,413       $ 42,010       $ 35,911       $ 36,453       $ 36,949       $ 34,511
    Amortization of debt
       expense                             480            465            323            304            346            345
    One-third of rental expense          1,573          1,893          1,744          1,658          1,968          2,153
                                      --------       --------       --------       --------       --------       --------
       Total Fixed Charges            $ 47,466       $ 44,368       $ 37,978       $ 38,415       $ 39,263       $ 37,009
                                      ========       ========       ========       ========       ========       ========
Ratio of Earnings to Fixed
    Charges                               3.52           3.38           3.52           3.58           3.26           3.15
                                      ========       ========       ========       ========       ========       ========